Exhibit 10.1
INFINERA CORPORATION
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into this 28th day of February, 2014, by and between Infinera Corporation, a Delaware corporation with an office located at 140 Caspian Court, Sunnyvale, CA 94089 (the “Company”) and Ita Brennan (“Consultant” and together with the Company, the “Parties”).
RECITALS
Whereas, Consultant currently is the Company’s Chief Financial Officer; and
Whereas, the Company and Consultant wish to engage in this Agreement to provide ad hoc/on call advisory services by the Consultant after Consultant departs as the Chief Financial Officer on February 28, 2014 (the “Transition Date”) if and when the Company wishes to seek such services.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:
1. Term and Termination. Subject to the terms of this Agreement, this Agreement shall commence, and the Consultant shall serve as a consultant to the Company if and when requested for a period commencing February 28, 2014 and terminating on August 31, 2014 (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement immediately and without prior notice if Consultant is in breach of any material provision of this Agreement.
2. Consulting Relationship. During the Term, Consultant will provide consulting services (the “Services”) to the Company, if and when requested, as described on Exhibit A attached to this Agreement. Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s reasonable best efforts to accommodate the request to perform the Services such that the results are satisfactory to the Company.
3. Consideration; Extension of Option Exercise Period. As consideration for the Services to be provided by Consultant and others obligations, the Company shall provide to Consultant an extension of time to, and including, August 31 to exercise Consultant’s stock options awarded to her under the Company’s 2000 and 2007 Equity Incentive Plans. The Parties agree that Consultant shall not receive any remuneration from the Company for the performance of the Services. Consultant acknowledges and agrees that effective as of the Transition Date, vesting of all equity awards held by her as of such date (including, without limitation stock option awards and performance or restricted share awards) shall immediately cease and she shall, and hereby does, forfeit and waive all rights, benefits and entitlements she has or may have to continued vesting of any and all equity awards that are outstanding and unvested as of the Transition Date. Accordingly, Consultant may continue to exercise any of her equity awards that are vested and exercisable as of immediately prior to the Transition Date during the Term of this Agreement in accordance with the terms of the plans governing such stock options and any applicable award agreement.

4. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of Brad Feller, Chief Financial Officer of the Company (the “CFO”), which consent shall be evidenced in writing. As a condition to receipt of reimbursement for authorized expenses, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to the Services, if any provided under this Agreement.
5. Independent Contractor. During the Term, Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
(a) Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services, if and when any such services are performed. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”), each of whom shall be deemed an independent contractor of the Company. Such Assistants are not, and shall not be deemed to be, employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute a Confidential Information and Invention Assignment Agreement in substantially the form agreed to by the Company.

(b) No Authority to Bind Company. Commencing on the Transition Date and continuing throughout the Term, neither Consultant, nor any partner, agent, employee or Assistant of Consultant, shall have the authority to enter into contracts that bind the Company or create any obligations on the part of the Company without the prior written authorization of the Company.
(c) No Benefits. Except as otherwise specifically provided for in Exhibit A, Consultant acknowledges and agrees that neither Consultant nor any of her employees, agents or Assistants will be eligible for any Company employee benefits and, to the extent Consultant (or Consultant’s employees, agents or Assistants) otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of herself and her employees, agents and Assistants) hereby expressly declines to participate in such Company employee benefits.
(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid and benefits provided to Consultant, her partners, agents employees or Assistants under or in connection with this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment and Consultant’s employment of partners, agents, employees and Assistants, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid or benefits provided to Consultant or Consultant’s partners, agents, employees or Assistants.

6. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the Term, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive or create a conflict of interest with the Company’s products or services, or those products or services proposed or in development by the Company during the Term. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidential Information and Invention Assignment Agreement, previously entered into by the Parties (the “Confidentiality Agreement”), the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement or the Confidentiality Agreement, the Company reserves the right to terminate this Agreement immediately.
7. Confidentiality Agreement. Consultant acknowledges that she has signed a Confidentiality Agreement and such agreement shall continue to apply to the provision of Services and shall remain in full force and effect during the Term.
8. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees, agents or Assistants is or will be under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

9. Miscellaneous.
(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Parties. A waiver of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach of, or of any other term or condition of this Agreement.

(b) Sole Agreement. This Agreement, including Exhibit A hereto, constitutes the sole agreement of the Parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

For Company	For Consultant
Attn: Legal Department	Ita Brennan
140 Caspian Court
Sunnyvale, CA 94089
Fax: 408-572-5343
(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara, California, in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This Section 10(g) shall not apply to the Confidentiality Agreement.
The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Consultant hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.
(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HISEOF.

The Parties have executed this Agreement on the respective dates set forth below.

INFINERA CORPORATION

By:
Stacey Salazar
Title:	Vice President, Human Resources

Date:

ITA BRENNAN

Signature

Date:

Address:

Phone:

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES
Provide advice and counsel to the Company’s Financial Department and the Chief Financial Officer if and when needed, for up to ten (10) hours per week.
COMPENSATION
During the Term, Consultant shall be compensated for the Services as follows:

•	Consultant shall have the right to exercise any stock options vested as up to and including August 31, 2014.

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